Exhibit 99.1

Investor Relations Contacts:

Chris Danne, Brinlea Johnson

the blueshirt group for WJ Communications

415-217-7722

chris@blueshirtgroup.com

brinlea@blueshirtgroup.com

WJ Communications Announces First Quarter Results

RF Semiconductor Revenues Grow 59% Year-over-Year

April 22, 2003 San Jose, CA – WJ Communications, Inc. (Nasdaq:WJCI) today announced results for its first quarter, ended March 30, 2003.

Sales for the first quarter of 2003 were $7.7 million which compares to $13.1 million in the first quarter of 2002.  Revenues reflect the decision of the Company in 2002 to focus on its leading RF semiconductor products, by exiting its fixed wireless and fiber optics businesses.  Semiconductor IC revenue for the first quarter increased 59% to $5.0 million when compared to $3.1 million in the same period of 2002.

On a U.S. GAAP basis for the first quarter of 2003, the Company reported a net loss of $4.2 million or $0.07 per common share compared with a net loss of $4.7 million, or $0.08 per common share in first quarter of 2002.  The Company’s first quarter 2003 loss includes recapitalization merger charges of $736,000 related to the proposed going private transaction that was withdrawn on March 27, 2003.  The non-GAAP first quarter loss, excluding certain non-cash and non-recurring items, was $3.7 million or $0.06 per common share, which compares to a non-GAAP net loss in the first quarter of 2002 of $4.1 million, or $0.07 per common share.

WJ Communications ended the first quarter with a strong balance sheet with $62.3 million in cash and short-term investments or $1.10 per share.  On April 2, 2003, the Company announced a $2 million stock repurchase program.

“While many semiconductor companies have experienced declining sales, WJ Communications posted flat sequential semiconductor IC revenues and 59% year-over-year growth,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “These results in a very difficult telecom infrastructure market reflect our continued focus on gaining market share by introducing new integrated circuits and winning design sockets.  Our new semiconductor products continued to gain traction in the first quarter as we are now seeing solid demand for products such as our HBT Gain Blocks, ½ watt and 1 watt H-FET amplifier products and our high linearity AH201, 1 WATT amplifier.”

On March 27, 2003, WJ Communications reported that the proposal announced on Sept. 19, 2002 for a going private transaction has been withdrawn by Fox Paine & Company, LLC.  Fox Paine remains the Company’s largest shareholder with approximately 66% of the outstanding shares.

“Moving forward, our focus remains the same – building a leading RF semiconductor company – and we continue to make progress achieving this goal,” added Dr. Farese.  "With our strong balance sheet, we will look for opportunities to invest our cash in areas of strategic growth, such as continued new product development, partnerships and potential acquisitions."

Other recent highlights include:

•             Semiconductor integrated circuit revenues grew 59% year-over-year to $5.0 million.  During the first quarter the Company achieved a record 36 new semiconductor design wins. Recently, the Company introduced and won design wins at two major OEMs for its new CV Series of multi-chip modules (MCMs) converters.

•             WJ Communications continued to introduce new products, seven in the first quarter and 40 over the last year.  Recent introductions included the CV Series of MCM Downconverters and the AH31 IF amplifier —  targeting current and next generation wireless and wireline applications  such as cellular, CATV, PCS and UMTS systems.  In the beginning of February, the Company also introduced a new family of +13 dBm LO drive mixers for low-side LO applications in the

Cellular, PCS and UMTS bands. These low LO drive MMICs utilize passive Quad-MOSFET technology and broaden WJ’s existing line of +17 dBm GaAs MESFET mixers.

•             The Company has made good progress in its transition to a fabless manufacturing operation and an improved business model.  WJ Communications is currently working with several foundry partners and will start qualifying products in the near term.

“Our new products span multiple semiconductor technologies such as MESFET, InGaP, HBT, and H-FET and, moving forward, we will expand our designs into SiGe, bi-CMOS and CMOS,” Dr. Farese continued. “Over the course of the year, we also expect to introduce new products for a wider spectrum of communications applications  including additional products for CATV and additional higher power amplifiers.  To help facilitate these exciting developments and improve our business model, we announced in January that we are transitioning our manufacturing to a  fabless operation.  This will offer considerable business advantages such as allowing us to cut operating expenses, minimize capital expenditures, and reduce time to market, while continuing to offer the highest quality products and taking advantage of a multiplicity of semiconductor processes.”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices and multi-chip modules (MCMs) for telecommunications systems worldwide. WJ’s highly reliable amplifier, mixer, RF IC and MCM products are used to transmit and receive signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call (408) 577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended
	March 30, 2003	March 31, 2002

Sales
Semiconductor	$5,503	$3,787
Wireless	2,187	6,613
Fiber optics	1	2,662
Total sales	7,691	13,062

Cost of goods sold	4,790	10,076

Gross margin	2,901	2,986

Research & development	4,468	4,440

Selling & administrative	2,712	3,443

Amortization of deferred stock compensation	43	102

Recapitalization merger	736	-

Restructuring charge	(21)	-

Loss from operations	(5,037)	(4,999)

Interest income (expense), net	206	277

Other income (expense), net	11	-

Loss from operations before income taxes	(4,820)	(4,722)

Income tax benefit	(631)	-

Net loss	$(4,189)	$(4,722)

Basic and diluted net loss per share	$(0.07)	$(0.08)

Basic and diluted weighted average shares	56,516	55,995

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 30, 2003	March 31, 2002
Sales
Semiconductor	$5,503	$3,787
Wireless	2,187	6,613
Fiber optics	1	2,662
Total sales	7,691	13,062

Cost of goods sold	4,598	10,079

Gross margin	3,093	2,983

Research & development	4,468	4,440

Selling & administrative	2,492	2,968

Non-GAAP loss from operations	(3,867)	(4,425)

Interest income (expense), net	206	277

Other income (expense), net	11	—

Non-GAAP loss from operations before income taxes	(3,650)	(4,148)

Non-GAAP income tax benefit	—	—

Non-GAAP net loss	$(3,650)	$(4,148)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.07)

Basic and diluted weighted average shares	56,516	55,995

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended
	March 30, 2003	March 31, 2002
Net loss	$(4,189)	$(4,722)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation	43	102

Severance related cost	221	472

Fab accelerated depreciation	191	—

Restructuring charge	(21)	—

Recapitalization merger	736	—

Income tax refund	(631)	—

Non-GAAP net loss	$(3,650)	$(4,148)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.07)

Basic and diluted weighted average shares	56,516	55,995

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 30, 2003	December 31, 2002 (1)
ASSETS

Cash and short-term investments	$62,263	$64,745

Accounts receivable, net	4,843	3,978

Inventory	2,886	3,957

Other current assets	7,460	8,153

Total current assets	77,452	80,833

Property, plant and equipment	13,280	14,409

Other assets	305	306

Total assets	$91,037	$95,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,701	$9,402

Other long-term obligations	35,830	36,528

Stockholders’ equity	45,506	49,618

Total liabilities and stockholders’ equity	$91,037	$95,548

(1)     Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2002.